Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2006, relating to the financial statements of BioSante Pharmaceuticals Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph stating that BioSante Pharmaceuticals, Inc. is in the development stage) appearing in the Annual Report on Form 10-K of BioSante Pharmaceuticals Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Chicago, IL

August 23, 2006